UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 6, 2022

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

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(Exact name of registrant as specified in its charter)

California   333-04028-LA 33-0489154

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(State of Incorporation) (Commission File Number) (IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA 92821

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(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (714) 671-5720

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company filer, or an emerging growth company. See the definitions of “accelerated filer,” “large accelerated filer,” “smaller reporting company,” and “emerging growth company.” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company filer ☑	Emerging growth company ☐

Item 1.01 Entry Into a Material Definitive Agreement

On June 6, 2022, Ministry Partners Investment Company, LLC, (“we”, “our” or the “Company”) entered into a Warehouse Loan and Security Agreement with KCT Credit Union, an Illinois state chartered financial institution (“Credit Union”). A copy of the Warehouse Loan and Security Agreement is attached hereto as Exhibit 10.41 (the “Warehouse LOC”).

The Warehouse LOC is a $5.0 million dollars short-term demand credit facility with a one-year maturity date ending on June 6, 2022. The Warehouse LOC will automatically renew for another one-year term unless either party furnishes written notice at least thirty (30) days prior to the termination date that it does not intend to renew the agreement. The Company has secured the Warehouse LOC with certain of its mortgage loan investments.

The Company may draw funds on the Warehouse LOC at any time until the line is fully drawn. Repayment of each advance is due one hundred and twenty (120) days after the advance is made or earlier in the event that a collateral loan becomes more than sixty (60) days delinquent and the Company fails to cure such deficiency. To secure its obligations under the Warehouse LOC, the Company has agreed to grant a priority first lien and security interest in certain of its mortgage loan investments and maintain a minimum collateralization ratio measured by taking outstanding balance of mortgage notes pledged under the facility as compared to the total amount of principal owed on the Warehouse LOC. The minimum ratio must equal at least 120%.

In addition, on June 6, 2022, the Company entered into an Operating Line of Credit Loan and Security Agreement with the Credit Union. A copy of the Operating Line of Credit Loan and Security Agreement is attached hereto as Exhibit 10.42 (the “Operating LOC”).

The Operating LOC is a $5.0 million dollars short-term demand credit facility with a one-year maturity date ending on June 6, 2023. The Operating LOC will automatically renew for another one-year term unless either party furnishes written notice at least thirty (30) days prior to the termination date that it does not intend to renew the agreement. The Company must secure a minimum of 25% of the line with cash while the remaining portion of the Operating LOC may be secured by certain of its mortgage loan investments.

The Company may draw funds on the Operating LOC at any time until the line is fully drawn. Repayment by the termination date or earlier in the event that a collateral loan becomes more than sixty (60) days delinquent and the Company fails to cure such deficiency. To secure its obligations under the Operating LOC, the Company has agreed to grant a priority first lien and security interest in certain of its mortgage loan investments and maintain a minimum collateralization ratio measured by taking outstanding balance of mortgage notes pledged under the facility as compared to the total amount of principal owed less the secured cash on the Operating LOC. The minimum ratio must equal at least 120%.

The Operating LOC and the Warehouse LOC both contain typical affirmative covenants for a credit facility of this nature, including requiring that the Company maintain the pledged collateral free of liens and encumbrances, timely pay the amounts due under the facility and provide the Credit Union with current financial statements and monthly reports. The Company will also be required to comply with certain financial covenants including maintaining a net worth of at least $5.0 million dollars, ensuring that its net worth is equal to at least 5% of its total liabilities and that it will maintain minimum liquidity that equals or exceeds 120% of the outstanding amount owed under the Operating LOC and the Warehouse LOC at the end of each calendar month. Default is defined as failing to make payments when due, the failure to comply with any covenant or agreement under the terms of the loan documents for the credit facility, insolvency, entry of a judgment against the Company of $1.5 million dollars or more or occurrence of a material adverse effect on the Company’s ability to make required payments on the debt. In the event that the debt is not cured to the Credit Union’s satisfaction, it may accelerate the maturity of all amounts owed due under the credit facility and foreclose on its security interest in the Company’s pledged collateral.

The foregoing description of the Warehouse LOC and Operating LOC is a summary only and should be read in their entirety in order determine the material terms and conditions of the agreements. A copy of the Operating LOC is filed herewith as Exhibit 10.42 and a copy of the Warehouse LOC is filed herewith as Exhibit 10.41 and are incorporated herein by reference.

Item 1.02 Termination of a Material Agreement.

On June 6, 2022, the Company terminated the previous credit facility with the Credit Union which was entered into on September 30, 2020 and retired this debt.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are attached herewith:

Exhibit 10.41	Warehouse Line of Credit Loan and Security Agreement by and between Ministry Partners Investment Company, LLC and Kane County Teacher’s Credit Union dated June 6, 2022.
Exhibit 10.42	Operating Line of Credit Loan and Security Agreement by and between Ministry Partners Investment Company, LLC and Kane County Teacher’s Credit Union dated June 6, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 9, 2022	MINISTRY PARTNERS INVESTMENT
COMPANY, LLC
/s/ Joseph W. Turner, Jr Joseph W. Turner, Jr. Chief Executive Officer and President